                                                                  EXHIBIT (a)(1)
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           ARBOR HEALTH CARE COMPANY
                                       AT
                          $45.00 NET PER SHARE IN CASH
                                       BY

                             AHC ACQUISITION CORP.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                EXTENDICARE INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON FRIDAY, OCTOBER 31, 1997, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF ARBOR HEALTH CARE COMPANY (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) REPRESENTING AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.
          ------------------------------------------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile) together with the certificate(s) representing tendered Shares and any other required documents to the Depositary or, in lieu of delivering certificates representing such Shares, tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.
                            ------------------------

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.
October 3, 1997

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
INTRODUCTION..........................................................................     1

THE TENDER OFFER......................................................................     2

      1. Terms of the Offer...........................................................     2
      2. Acceptance for Payment and Payment for Shares................................     4
      3. Procedures for Tendering Shares..............................................     5
      4. Withdrawal Rights............................................................     7
      5. Certain United States Federal Income Tax Consequences........................     8
      6. Effect of the Offer on the Market for the Shares; Exchange Listing and
         Exchange Act Registration....................................................     9
      7. Price Range of the Shares; Dividends.........................................    10
      8. Certain Information Concerning the Company...................................    10
      9. Certain Information Concerning the Purchaser and Parent......................    13
     10. Background of the Offer; Contacts with the Company...........................    15
     11. Purpose of the Offer and the Merger; Plans for the Company...................    17
     12. The Merger Agreement; Stockholder Agreement..................................    19
     13. Source and Amount of Funds...................................................    26
     14. Certain Conditions of the Offer..............................................    29
     15. Certain Legal Matters; Regulatory Approvals..................................    30
     16. Fees and Expenses............................................................    34
     17. Miscellaneous................................................................    35
Schedule I  -- Information Concerning the Directors and Executive Officers of Parent and
            the Purchaser...............................................................   I-1

To the Holders of Shares of Common Stock of Arbor Health Care Company:

                                  INTRODUCTION

     AHC Acquisition Corp. (the "Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Extendicare Inc., a corporation existing under the laws of Canada ("Parent"), hereby offers to purchase all outstanding shares of the Common Stock, par value $.03 per share (the "Shares"), of Arbor Health Care Company, a Delaware corporation (the "Company"), at a price of $45.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     Tendering stockholders will be responsible for the payment of any stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Bear, Stearns & Co. Inc. ("Bear Stearns"), as Dealer Manager (in such capacity, the "Dealer Manager"), IBJ Schroder Bank & Trust Company, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The purpose of the Offer is for Parent, through the Purchaser, to acquire control of, and the entire equity interest in, the Company. See Section 11. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 29, 1997 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. See Section 12. The Merger Agreement provides that, except as provided therein, following satisfaction or waiver, if possible, of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment and will pay for, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer, and not properly withdrawn, as soon as it is permitted to do so pursuant to applicable law. See Section 2. The Offer will not remain open following the time Shares are accepted for payment.

     Pursuant to the Merger Agreement, as soon as practicable after the satisfaction or waiver, if permissible, of all conditions to the Offer and completion of the Offer, the Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation") and an indirect wholly owned subsidiary of Parent. At the time at which the Merger is consummated in accordance with the terms of the Merger Agreement (the "Effective Time"), each Share then outstanding (other than Shares owned by the Company or any wholly owned subsidiary of the Company, Shares owned by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent and Shares ("Dissenting Shares") held by stockholders who properly exercise appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $45.00 in cash or any higher price per Share paid in the Offer. See Section 11. The Offer and the Merger are sometimes collectively referred to herein as the "Transaction."

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). For purposes of the Offer, "fully diluted basis" assumes that all outstanding stock options are presently exercisable. The Company has represented and warranted to the Purchaser and Parent in the Merger Agreement that, as of September 26, 1997, 6,937,161 Shares were issued and outstanding, 2,000 Shares were issuable pursuant to the Arbor Health Care Company Employee Stock Purchase Plan and 327,766 Shares were issuable pursuant to options ("Options") granted under the Company Option Plans (as defined in Section 12). Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or convertible securities convertible into Shares) have been issued since September 26, 1997 (other than Shares issued pursuant to the exercise of the stock options referred to above), if 3,633,464 Shares are validly tendered and not withdrawn prior to the Expiration Date pursuant to the terms of the Offer, the Minimum Condition will be satisfied.

     Certain other conditions to consummation of the Offer are described in
Section 14. The Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Section 14.

     In the event that all of the conditions of the Offer have not been satisfied or waived by the initial scheduled expiration date of the Offer (the "Initial Expiration Date"), which is Friday, October 31, 1997, the Purchaser has the right from time to time, in its sole discretion, to extend the expiration date. The Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered and not properly withdrawn as soon as it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the Initial Expiration Date of the Offer (as it may be extended pursuant to the preceding sentence or otherwise), the Shares validly tendered and not properly withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed 10 business days, notwithstanding that all conditions to the Offer are satisfied as of such Initial Expiration Date of the Offer. The Purchaser is obligated by the Merger Agreement to extend the Initial Expiration Date for a period of the lesser of (i) 2 business days after the date that all such approvals have been obtained and (ii) 35 days after such Initial Expiration Date, if, and only if, the Company, Parent and the Purchaser have not obtained the approvals of any Governmental Entity (as defined in the Merger Agreement) required by the Merger Agreement.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Concurrently with entering into the Merger Agreement, Pier C. Borra (the Chairman and Chief Executive Officer of the Company), Renee A. Borra (the spouse of Mr. Borra), Pier C. Borra and Renee A. Borra, as joint tenants, Borra Family Foundation, Renee A. Borra, trustee and Pier C. Borra, Jr. (the son of Mr. Borra) (collectively, the "Selling Stockholders") have entered into a Stockholder Agreement, dated as of September 29, 1997 (the "Stockholder Agreement"), among Parent, the Purchaser and the Selling Stockholders. Pursuant to the Stockholder Agreement, the Selling Stockholders have agreed to tender an aggregate of 1,126,990 Shares (the "Stockholder Shares") (constituting in the aggregate approximately 16.2% of the outstanding Shares, or approximately 15.5% of the fully diluted Shares) pursuant to the Offer and have otherwise agreed to sell to the Purchaser the Stockholder Shares at $45.00 per Share under certain circumstances, all as more fully set forth in the Stockholder Agreement. In addition, the Selling Stockholders have agreed, if requested by the Company, to the cancellation or substitution of an aggregate of 50,000 Options (constituting in the aggregate approximately 0.7% of the fully diluted Shares) in accordance with the terms of the Merger Agreement. The Stockholder Agreement is more fully described in Section 12.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, as soon as it is permitted to do so under applicable law, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in
Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, October 31, 1997, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive, in whole or in part, at any time and from time to time, any or all of such conditions, provided that the Minimum Condition cannot be waived by the Purchaser without the written consent of the Company.

     Pursuant to the Merger Agreement, the Purchaser may not, without the written consent of the Company (such consent to be authorized by the Company Board or a duly authorized committee thereof), (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price, (iii) decrease the number of Shares sought in the Offer or (iv) amend any other condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to insignificant changes or amendments); provided, however, that (a) if on the Initial Expiration Date, October 31, 1997, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Expiration Date, (b) if immediately prior to the scheduled expiration date of the Offer (as it may have been extended), the Shares validly tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, the Purchaser may, in its sole discretion, extend the Offer for a period not to exceed 10 business days, notwithstanding that all conditions to the Offer are satisfied as of such scheduled expiration date, (c) the Purchaser must extend the scheduled expiration date of the Offer for a period of the lesser of (i) 2 business days after the date that all such approvals have been obtained and (ii) 35 days after such Initial Expiration Date, if, and only if, the Company, Parent and the Purchaser have not obtained any approval of any Governmental Entity required by the Merger Agreement and (d) the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

     There can be no assurance that the Purchaser will exercise its rights to extend the Offer (other than as required by the Merger Agreement or applicable law). Any extension, amendment or termination of the Offer, or any waiver of any condition of the Offer, will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares in accordance with the procedures set forth in Section 4. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the

Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, as soon as it is permitted to do so under applicable law, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in Section 4. Subject to applicable rules of the Securities and Exchange Commission (the "Commission"), the Purchaser is required by the Merger Agreement to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 15.

     Any such delays will be effected in compliance with Rule 14e-1(c) promulgated under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered on or prior to the Expiration Date and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Tendering stockholders will be responsible for the payment of any stock transfer taxes incident to the transfer by them of validly tendered Shares. The Purchaser will pay any charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing such unpurchased Shares or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. Certificates representing Shares cancelled in the Merger will not be returned.

     If, prior to the Expiration Date, the Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary along with the Letter of Transmittal, or (ii) Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described below, in each case on or prior to the Expiration Date.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY THEREOF WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed and with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible

Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

           (i) the tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. ("NYSE") is open for business.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and
(iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing materials are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Backup Federal Withholding Tax. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify, under penalty or perjury, that such taxpayer identification number is correct and that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-corporate foreign stockholders must submit a completed Form W-8, Certificate of Foreign Status, in order to avoid backup withholding. This form may be obtained from the Depositary. See Instruction 9 and discussion under the heading, "Important Tax Information," of the Letter of Transmittal.

     Appointment as Proxy; Distributions. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders. Such powers of attorney and proxies will be irrevocable and will be granted in consideration of the purchase of the Shares by the Purchaser in accordance with the terms of the Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Binding Agreement. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn on or at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, December 1, 1997 or at such later time as may apply if the Offer is extended.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of perfected appraisal rights under the DGCL). The discussion applies only to stockholders in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders who are in special tax situations (such as insurance companies, tax-exempt organizations or dealers in securities). This discussion does not discuss the federal income tax consequences to a stockholder who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF SUCH STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a Stockholder will recognize gain or loss in an amount equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted into cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are held as a capital asset by the stockholder on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of appraisal rights will generally be taxed in the same manner as described above. In addition, the recently enacted Taxpayer Relief Act of 1997 could affect the federal income tax consequences of the Offer and the Merger in that, among other things, it reduces the maximum rate of federal income tax on capital gains of individual taxpayers for capital assets held more than eighteen months.

     6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market (the top tier market of The Nasdaq Stock Market), which requires that an issuer have at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5,000,000, and have net tangible assets of at least $4,000,000. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of round lots of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 500,000 or the aggregate market value of such Shares was less than $1,000,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of September 30, 1997, there were approximately 159 holders of record of Shares and 6,937,427 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market of The Nasdaq Stock Market, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements for quotation through Nasdaq and the Shares are no longer included in The Nasdaq Stock Market, it is possible that, prior to the Effective Time, the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     THE PURCHASER INTENDS TO SEEK TO CAUSE THE COMPANY TO APPLY FOR DELISTING OF THE SHARES FROM THE NASDAQ NATIONAL MARKET AND TERMINATION OF REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AS SOON AFTER THE COMPLETION OF THE OFFER AS THE REQUIREMENTS FOR SUCH DELISTING AND/OR TERMINATION ARE MET. IF REGISTRATION OF THE SHARES IS NOT TERMINATED PRIOR TO THE MERGER, THEN THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING THE CONSUMMATION OF THE MERGER.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would not longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

     7. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded in the over-the-counter market and quoted on the Nasdaq National Market of The Nasdaq Stock Market under the symbol "AHCC." The following table sets forth, for the quarters indicated, the high and low sales prices per Share as reported on the Nasdaq National Market. The prices set forth below are as reported in published financial sources and do not include retail markups, markdowns or commissions.

                                                                                MARKET PRICE
                                                                                -------------
                                                                                HIGH     LOW
                                                                                -----    ----
Fiscal Year Ended December 31, 1995:
  First Quarter..............................................................   $23 1/2  $19 1/4
  Second Quarter.............................................................   $21 3/4  $17 3/8
  Third Quarter..............................................................   $23 1/4  $17 1/4
  Fourth Quarter.............................................................   $23 1/4  $ 15
Fiscal Year Ended December 31, 1996:
  First Quarter..............................................................   $28 7/8  $16 3/4
  Second Quarter.............................................................   $29 3/4  $25 1/4
  Third Quarter..............................................................   $  28    $20 1/2
  Fourth Quarter.............................................................   $  26    $18 3/4
Fiscal Year Ending December 31, 1997:
  First Quarter..............................................................   $  28    $21 3/4
  Second Quarter.............................................................   $35 1/4  $ 24
  Third Quarter (through September 29, 1997).................................   $  41    $ 31

     On September 29, 1997, the last full trading day prior to the public announcement of the commencement of the Offer, the closing price per Share as reported on the Nasdaq National Market was $39.00. The Offer represents an approximately 15% premium over the reported closing sale price per Share on September 29, 1997. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has never paid any cash dividends on the Shares. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect any of its capital stock. See Section 12.

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither Parent nor the Purchaser has any knowledge that would indicate that the statements contained herein based upon such documents are untrue, neither Parent, the Purchaser nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser or the Dealer Manager.

     The Company is a Delaware corporation and its principal executive offices are located at 1100 Shawnee Road, Lima, Ohio 45805.

     The Company and its subsidiaries provide subacute medical services and basic health care services to a variety of patients at its licensed nursing centers (the "Centers"). The Company also provides institutional pharmacy services. As of January 1, 1997, the Company began to operate outpatient rehabilitation facilities. Subacute care is appropriate for patients who no longer need hospital care but require extensive amounts of skilled nursing care, therapies and active physician involvement. The Company's basic care services primarily consist of general and restorative nursing care for geriatric or chronic care patients and, to a limited extent, assisted living services for people who can no longer live independently. The Company operates 31 Centers, primarily in Florida and Ohio, with a total of 3,694 beds, all of which have been developed or acquired by the Company since it was founded in April 1985. Since 1988, the Company has increasingly emphasized the delivery of subacute care. All Centers, except one, provide subacute services. The Company also operates four institutional pharmacies in Ohio, Florida and Michigan that serve approximately 27,000 beds, of which 3,460 are in the Centers.

     Enrollment of managed care organizations, particularly those servicing the elderly, has been increasing. In addition, the Health Care Financing Administration has proposed to replace the current cost-based Medicare reimbursement system for subacute services with a prospective or per diem rate system. In response to these two market trends, the Company has introduced a plan to improve operating margins through better cost control and increased referrals from managed care.

     Set forth below is certain selected consolidated financial information excerpted from the information contained or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K") and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (the "Company 10-Q"). More comprehensive financial information is included or incorporated by reference in the Company 10-K and Company 10-Q, and the reports and other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be examined at, and copies obtained from, the offices of the Commission in the manner set forth below.

                           ARBOR HEALTH CARE COMPANY

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               SIX MONTHS ENDED
                                                   JUNE 30,              YEAR ENDED DECEMBER 31,
                                             --------------------    --------------------------------
                                               1997        1996        1996        1995        1994
                                             --------    --------    --------    --------    --------
                                                 (UNAUDITED)
INCOME STATEMENT DATA:
Net Revenue
  Subacute Care...........................   $ 62,479    $ 53,806    $113,123    $100,945    $ 82,874
  Basic Care..............................     42,788      41,612      84,015      75,931      65,615
  Pharmacy and Other......................     14,562       9,699      21,639      15,282      10,302
                                             --------    --------    --------    --------    --------
Total net revenues........................    119,829     105,117     218,777     192,158     158,791
                                             --------    --------    --------    --------    --------
Expenses
  Operating...............................     93,990      83,433     171,170     151,922     126,249
  General corporate.......................      5,508       4,693       9,680       8,992       7,353
  Operating lease rental..................      2,142       2,253       4,450       4,301       4,062
  Net interest............................      4,084       3,277       7,108       5,822       4,642
  Depreciation & amortization.............      5,218       4,282       8,924       7,450       5,636
                                             --------    --------    --------    --------    --------
Total expenses............................    110,942      97,938     201,332     178,487     147,942
                                             --------    --------    --------    --------    --------
Other expense (income)
  Loss on disposal of property............        244         183         766         248         231
  Interest and sundry.....................       (111)        (98)       (272)       (332)       (215)
                                             --------    --------    --------    --------    --------
Total other expense (income)..............        133          85         494         (84)         16
                                             --------    --------    --------    --------    --------
Income before income taxes................      8,754       7,094      16,951      13,755      10,833
Income taxes..............................      3,444       2,828       6,728       5,303       3,930
                                             --------    --------    --------    --------    --------
Net income................................   $  5,310    $  4,266    $ 10,223    $  8,452    $  6,903
                                             ========    ========    ========    ========    ========
PER SHARE INFORMATION:
Net income per share......................      $0.76       $0.61       $1.47       $1.23       $1.01
Weighted average shares outstanding.......      7,006       6,979       6,969       6,881       6,842

                                                                                  AT DECEMBER 31,
                                                                 AT JUNE 30,    --------------------
                                                                    1997          1996        1995
                                                                 -----------    --------    --------
                                                                 (UNAUDITED)
BALANCE SHEET DATA:
  Total current assets........................................    $  63,856     $ 58,218    $ 49,686
  Total property and equipment................................      139,958      135,836     116,984
  Total other assets..........................................       17,259       15,420      12,113
                                                                  ---------     --------    --------
                                                                  $ 221,073     $209,474    $178,783
                                                                  =========     ========    ========

  Total current liabilities...................................    $  45,975     $ 43,796    $ 45,479
  Long-term obligations, less current maturities..............       97,453       94,643      74,741
  Deferred income taxes.......................................        5,882        5,019       2,935
  Stockholders' equity........................................       71,763       66,016      55,628
                                                                  ---------     --------    --------
                                                                  $ 221,073     $209,474    $178,783
                                                                  =========     ========    ========

     The Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission, including the Company. Reports, proxy statements and other information concerning the Company should also be on file at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     The Purchaser. The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal executive offices of the Purchaser are located at 3000 Steeles Avenue East, Markham, Ontario. The Purchaser is an indirect wholly owned subsidiary of Parent. All of the outstanding capital stock of the Purchaser is owned by Extendicare Health Services, Inc. ("EHSI"), a direct wholly owned subsidiary of Extendicare Holdings, Inc. ("Holdings"), an indirect wholly owned subsidiary of Parent. Parent is the beneficial owner of 1,126,991 Shares, representing approximately 15.5% of the Shares outstanding on a fully diluted basis as of September 26, 1997. The beneficial ownership of all but one of such Shares is by virtue of the Stock Option (as defined in the Stockholder Agreement) granted by the Selling Stockholders in the Stockholder Agreement. See Section 12.

     Parent. Parent is a corporation organized under the laws of Canada and its principal executive offices are located at 3000 Steeles Avenue East, Markham, Ontario. Parent, together with its consolidated subsidiaries, operates nursing, assisted living and retirement centers in North America with resident capacity at September 1, 1997 of 27,536 in 274 facilities in the United States, Canada and the United Kingdom. In addition, Parent manages four hospitals in Canada and owns and operates one hospital in the United Kingdom with a total capacity of 770 beds. Parent provides a full range of long-term care services, including skilled nursing care, and specialty services, such as subacute care and rehabilitative therapy services and health care management and consulting in Canada. In addition, Parent operates institutional pharmacies and provides medical services and supplies to long-term care centers, hospitals and individuals in the United States. Approximately 76% of Parent's total revenue for the fiscal year ended December 31, 1996 was derived from operations in the United States.

     Parent's operations in the United States, Canada and the United Kingdom are organized regionally and are conducted through wholly owned subsidiaries, whose management are experienced and knowledgeable with respect to the country's long-term health care environment.

     Set forth below is certain selected historical consolidated financial information relating to Parent and its subsidiaries excerpted or derived from the audited financial statements presented in Parent's 1996 Annual Report on Form 40-F filed with the Commission on May 7, 1997 (the "Parent 1996 Annual Report") and in Parent's Quarterly Report on Form 6-K for the quarter ended June 30, 1997 filed with the Commission on August 13, 1997. More comprehensive financial information is included in the Parent 1996 Annual Report and other documents filed by Parent with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained in the Parent 1996 Annual Report, which are incorporated herein by reference.

                                EXTENDICARE INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
     (IN CANADIAN CURRENCY, THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                        SIX MONTHS ENDED JUNE
                                                 30,                   YEAR ENDED DECEMBER 31,
                                       -----------------------   ------------------------------------
                                          1997         1996         1996         1995         1994
                                       ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)
CANADIAN GAAP
Income Statement Data:
Revenue
Nursing and assisted living centres
  United States......................  $  373,752   $  358,565   $  721,143   $  684,795   $  643,143
  Canada.............................     111,548      113,583      227,938      226,054      222,406
  United Kingdom.....................      15,230       12,317       26,570       22,045       16,647
Medical specialty -- United States...     221,740      192,203      396,370      332,257      257,361
Home care services -- Canada.........      58,712       49,824      102,939       94,080       92,137
Other................................       7,318        6,983       13,726       16,759       13,129
                                       ----------   ----------   ----------   ----------   ----------
                                          788,300      733,475    1,488,686    1,375,990    1,244,823
                                       ----------   ----------   ----------   ----------   ----------
Expenses
Operating and administrative.........     680,399      638,235    1,289,502    1,202,429    1,095,182
Lease costs..........................       8,251        8,240       16,305       16,053       15,400
Depreciation and amortization........      26,477       23,586       48,148       42,126       38,590
Interest, net........................      18,973       20,281       39,445       36,061       33,410
                                       ----------   ----------   ----------   ----------   ----------
                                          734,100      690,342    1,393,400    1,296,669    1,182,582
                                       ----------   ----------   ----------   ----------   ----------
Earnings from operations.............  $   54,200   $   43,133   $   95,286   $   79,321   $   62,241
                                       ==========   ==========   ==========   ==========   ==========
Net earnings from health care........  $   37,062   $   35,570   $   71,474   $   60,436   $   45,766
Earnings from life insurance.........       1,724        4,082        9,767        9,480        8,704
                                       ----------   ----------   ----------   ----------   ----------
Net earnings.........................  $   38,786   $   39,652   $   81,241   $   69,916   $   54,470
                                       ==========   ==========   ==========   ==========   ==========
Net earnings
  Basic..............................  $     0.51   $     0.53   $     1.06   $     0.94   $     0.73
  Fully diluted......................  $     0.51   $     0.51   $     1.02   $     0.92   $     0.73
Balance Sheet Data (at period end):
Assets
Cash and short-term investments......  $   84,953                $   89,425   $   50,007   $   37,853
Working capital......................     100,988                    90,297       24,084       14,703
Total health care assets.............   1,306,256                 1,189,185    1,061,771      927,262
Investment in Crown Life, equity
  basis..............................     115,677                   112,973      101,726       94,339
Total assets.........................   1,421,933                 1,302,158    1,163,497    1,021,601
Non-current liabilities..............     530,698                   485,544      463,011      436,630
Shareholders' equity.................     501,000                   458,612      332,058      273,021
UNITED STATES GAAP
Income Statement Data:
Net earnings from health care........                            $   70,297   $   62,160   $   44,667
Earnings from life insurance.........                                 3,216       22,515       25,219
                                                                 ----------   ----------   ----------
Net earnings.........................                            $   73,513   $   84,675   $   69,886
                                                                 ==========   ==========   ==========
Earnings per Subordinate Voting Share
  Primary............................                            $     0.95   $     1.15   $     0.96
  Fully diluted......................                            $     0.94   $     1.08   $     0.94

     Parent is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 8, except that Parent's subordinated voting shares are listed on the NYSE, and reports, proxy statements and other information concerning Parent should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     None of Parent or the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither Parent nor the Purchaser, nor, to the best knowledge of Parent and the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, neither Parent nor the Purchaser, nor, to the best of the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto nor any associate or majority-owned subsidiary of any of the foregoing, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Parent nor the Purchaser, nor, to the best of the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto nor any associate or majority-owned subsidiary of any of the foregoing has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or the Purchaser, or their respective subsidiaries, or, to the best of the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     Prior to September 9, 1997, members of Parent's management, together with Bear Stearns, Parent's financial advisor, reviewed certain publicly-available information regarding the Company. Based on this information, Parent directed Bear Stearns to initiate contact with the Company and arrange a meeting to discuss the possibility of a business combination or other transaction between the Company and Parent.

     On September 9, 1997, Pier C. Borra, the President and Chief Executive Officer of the Company, Dennis R. Smith, Senior Vice President -- Finance of the Company, Frederick B. Ladly, Deputy Chairman of the Board of Parent, Barry L. Stephens, Senior Vice President, Finance of Parent, and representatives of Bear Stearns met in New York, New York. The purpose of the meeting was to discuss generally the possibility of a business combination or other transaction between the Company and Parent and to discuss Parent's desire to review non-public information about the Company.

     On September 10, 1997, Parent entered into a confidentiality agreement with Raymond James (the "Confidentiality Agreement"), pursuant to which Parent agreed to treat confidentially information provided by or on behalf of the Company and to not solicit or employ certain employees of the Company without the written consent of the Company for a period ending one year after the conclusion of discussions governed by the Confidentiality Agreement.

     On September 11, 1997, Mr. Borra, Mr. Smith, Mr. Stephens and Richard Bertrand, Vice President of Parent and Senior Vice-President of EHSI, met in Chicago, Illinois for the purpose of reviewing Company materials to determine whether a business combination was possible at Parent's proposed price of $45.00 per Share. On September 12, 1997, Mr. Ladly called Mr. Borra regarding Parent's interest in submitting a written preliminary indication of interest to purchase the Company and to conduct due diligence.

     On September 15, 1997, Parent delivered to the Company a non-binding expression of interest to acquire the Company for $45.00 per share, subject to obtaining financing on acceptable terms to Parent, completion of due diligence, approval of the Board of Directors of Parent and execution of a definitive acquisition agreement. In addition, the Company and Parent entered into an exclusivity agreement which provided that, until September 30, 1997, the Company would not and would direct each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) subject to the exercise by the Company Board of its fiduciary duties, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any Person (as defined therein) other than Parent and its representatives concerning any stock purchase, asset purchase, merger or similar transaction involving the Company or substantially all of its business or assets or (ii) encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any Person other than Parent and its representatives concerning any stock purchase, asset purchase or similar transaction which would result in the disposition of a material portion of any of the consolidated business or assets of the Company. The Company agreed to reimburse Parent upon demand for all out-of-pocket expenses and costs incurred by it with respect to its proposal during the term of the exclusivity agreement in the event that the Company breached its covenants set forth therein.

     On September 16 and September 17, 1997, at the request of Parent in connection with its due diligence review of the Company, members of the Company's management and the Company's financial advisor, Raymond James & Associates, Inc. ("Raymond James"), made presentations to senior management of Parent, Bear Stearns and NationsBank in Chicago, Illinois regarding the business, strategies and prospects of the Company. In addition, the Company made available to Parent and its advisors certain non-public information for review. On September 19, 1997, Mr. Ladly telephoned Mr. Borra to indicate that management of Parent had determined to proceed with further discussions regarding the acquisition of the Company by Parent.

     From September 19, 1997 through September 29, 1997, Parent and its financial and other advisors continued their review of the business and operations of the Company. In addition, Parent and its advisors and the Company and its advisors engaged in negotiations concerning the terms of a possible transaction, including the terms of a merger agreement and tender offer. In addition, Parent expressed its desire that Mr. Borra and certain of his family members and other related parties agree to tender their shares into a tender offer commenced by Parent or any affiliate thereof in connection with a transaction. Parent and Mr. Borra commenced negotiations concerning this subject matter and the terms of a possible agreement.

     On September 24, 1997, the Board of Directors of Parent held a special meeting to review, with the advice and assistance of the Parent Board's financial and legal advisors, the proposed acquisition of the Company. At such meeting, Parent's management and its financial and legal advisors made presentations to the Board concerning the proposed transaction, including the proposed methods of financing, and the Board of Directors authorized management to proceed with the negotiation of a definitive merger agreement and stockholder agreement. That day, Mr. Ladly informed Mr. Borra that the Board of Directors of Parent had given such authorization.

     On September 27, 1997, the Board of Directors of the Company held a special meeting to review, with the advice and assistance of the Company Board's financial and legal advisors, the proposed transaction. At such meeting the Company's management and legal advisors made presentations to the Company Board concerning the status of the negotiations relating to the transaction and the proposed stockholder agreement. Management also described the proposed terms of Parent's financing arrangements. Parent's financial advisor,

Raymond James, reviewed with the Board the public market valuation of companies it deemed comparable, certain recent transactions in the long term care industry it deemed comparable, a discounted cash flow analysis regarding the Company and merger premiums involving public companies of comparable size during the past year, and presented an analysis of the fairness of the proposed offer price. Based on such analysis and its review of the proposed terms and Parent's financing arrangements, it orally advised that, subject to the execution of definitive agreements, it believed it would be in a position to deliver an opinion that the proposed transaction was fair to shareholders of the Company from a financial point of view. The Board of the Company then authorized management to continue negotiating the terms of the transaction with Parent.

     On September 29, 1997, the Board of Directors of each of Parent and the Purchaser took the steps required to approve the Offer, the Merger and the Merger Agreement and to authorize their respective officers to execute the Merger Agreement and to take other actions in connection therewith.

     At the September 29, 1997 meeting of the Board of Directors of Parent, management reported on the conclusion of financing arrangements with NationsBank N.A. and the terms of the commitment letter delivered by NationsBank N.A., the terms of the Merger Agreement and of the proposed stockholder agreement. Following the Board's review of the transaction, the Board unanimously approved the proposed Merger Agreement and the transactions contemplated thereby and the commitment letter from NationsBank N.A., and authorized the execution and delivery of such agreements.

     At the September 29, 1997 meeting of the Company Board, Raymond James presented its analysis of the proposed consideration to be received by the Company's stockholders and delivered its oral opinion to the Company Board (which was subsequently confirmed by delivery of a written opinion dated September 29, 1997), to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration of $45.00 per Share to be received by holders of Shares in the Offer and in the Merger was fair, from a financial point of view, to such holders. Following a number of questions from, and discussions among, the directors of the Company Board, the Company Board unanimously (i) approved the Merger Agreement and the Transactions and authorized the execution and delivery of the terms of the Merger Agreement by the officers of the Company, (ii) determined that the Offer and the Merger were fair and in the best interests of the stockholders of the Company, (iii) approved the submission of the Merger Agreement to stockholders of the Company with the recommendation of the Board that the Merger Agreement be approved by such stockholders, (iv) approved the terms of the Stockholder Agreement to be entered into among the proposed parties thereto, and (v) amended the Rights Plan (as defined in Section 11) to provide that the Purchaser, Parent and their affiliates shall be an Exempt Person thereunder.

     During the evening of September 29, 1997, representatives of the Company and Parent completed their negotiations on all substantive terms of the Merger Agreement, and thereafter (i) the Purchaser, Parent and the Company executed the Merger Agreement and (ii) the Parent and the Selling Stockholders (as defined in
Section 11) executed the Stockholder Agreement. On September 30, 1997, before the opening of trading, the Company and Parent jointly announced the Transactions. On October 3, 1997, the Purchaser commenced the Offer.

     11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     General. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all Shares not beneficially owned by the Purchaser following consummation of the Offer.

     The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Company Board and generally by the holders of the Company's outstanding voting securities. The Company Board has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer, including the Shares subject to the Stockholder Agreements sold pursuant to the Stockholder Agreements or tendered by the Selling Stockholders pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

     Plans for the Company. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company, whether pursuant to the Merger Agreement or otherwise. In addition, if and to the extent that the Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, Parent and the Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies also could include, among other things, changes in the Company's business, corporate structure, Certificate of Incorporation, Bylaws, capitalization, management or dividend policy.

     Except as indicated in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company Board or management.

     The Merger. In general, under the DGCL and the Company's Certificate of Incorporation, the Merger requires the approval of the Company Board and the approval by the holders of a majority of all outstanding Shares.

     Accordingly, if the Purchaser acquires more than a majority of the outstanding Shares pursuant to the Offer, the Purchaser would have the voting power to approve the Merger without the vote of any other stockholders and could effect the Merger by so voting and by action of the Board of Directors of the Purchaser and the Company Board (subject to the requirements of Section 203 of the DGCL). This will be the case if the Minimum Condition is satisfied.

     Further, the DGCL provides that if the parent corporation owns 90% or more of each class of outstanding shares of a Delaware subsidiary, the Delaware subsidiary may be the surviving corporation of a merger with its parent corporation upon a majority vote of each corporation's entire board of directors, without action or vote by the stockholders of either corporation (a "Short-Form Merger"). Accordingly, if the Purchaser owns 90% or more of the outstanding Shares after consummation of the Offer, a Short-Form Merger could be effected by action of the Board of Directors of the Purchaser and the Company Board without approval of the Company's stockholders (subject to the requirements of Section 203 of the DGCL).

     Neither Parent nor the Purchaser can give any assurance as to whether, as a result of information hereafter obtained by either Parent or the Purchaser, changes in general economic or market conditions or in the business of the Company, or other presently unforeseen factors, the Merger will be submitted to the Company's stockholders or whether the Merger will be delayed or abandoned. Whether or not the Merger is consummated, Parent and the Purchaser reserve the right to acquire additional Shares following the expiration of the Offer through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares beneficially acquired by Parent and the Purchaser.

     12. THE MERGER AGREEMENT; STOCKHOLDER AGREEMENT.

     The following is a summary of certain provisions of the Merger Agreement. The summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in
Section 8.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition or amend any condition of the Offer in a manner adverse to the holders of Shares. In the event that all of the conditions of the Offer have not been satisfied or waived by the Initial Expiration Date, October 31, 1997, the Purchaser shall have the right from time to time to extend the expiration date. The Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered and not properly withdrawn as soon as it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the Initial Expiration Date of the Offer (as it may be extended pursuant to the preceding sentence or otherwise), the Shares validly tendered and not properly withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed 10 business days, notwithstanding that all conditions to the Offer are satisfied as of such Initial Expiration Date of the Offer. The Purchaser is obligated by the Merger Agreement to extend the Initial Expiration Date for a period of the lesser of (i) 2 business days after the date that all such approvals have been obtained and (ii) 35 days after such Initial Expiration Date, if, and only if, the Company, Parent and the Purchaser have not obtained the approvals of any Governmental Entity required by the Merger Agreement.

     The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Delaware law, as soon as practicable following the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

     The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, any and all of which may be waived in whole or in part, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no law, statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or any governmental entity of competent jurisdiction which declares the Merger Agreement invalid or unenforceable in any material respect or which prohibits the completion of the Offer or the consummation of the Merger, and all governmental consents, orders and approvals required for completion of the Offer or consummation of the merger shall have been obtained and be in effect at the Effective Time; (iii) there shall be no order or injunction of a court or other governmental entity of competent jurisdiction in effect precluding consummation of the Offer or the Merger; (iv) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer and (v) the applicable waiting period under the HSR Act shall have expired or been terminated.

     At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company or any wholly owned subsidiary of the Company, any Shares owned by Parent or any wholly owned subsidiary of Parent, or any Shares which are held by stockholders exercising dissenters' rights, if any, under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer (the "Merger Consideration"), and
(ii) each issued and outstanding share of capital stock of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

     The Company Board. The Merger Agreement provides that upon the purchase and payment by Parent or the Purchaser of Shares representing at least a majority of the outstanding Shares on a fully diluted basis, Parent shall be entitled to designate such number of directors (rounded up to the next whole number) on the Company Board such that the percentage of Parent's nominees on the Company Board equal the percentage of outstanding Shares beneficially owned by Parent and its affiliates. If requested by Parent, the Company shall cause such persons designated by Parent to be elected to the Company Board, if necessary by increasing the size of the Company Board. At such time, the Company shall also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such subsidiary board of directors.

     The Merger Agreement further provides that, notwithstanding the provisions of the foregoing paragraph, until the Effective Time of the Merger, the Company Board shall have at least two directors who were neither officers of Parent nor designees, stockholders or affiliates of Parent. From and after the time, if any, that Parent's designees constitute a majority of the Company Board, the affirmative vote of a majority of the directors then in office who are neither officers of Parent nor designees, stockholders or affiliates of Parent shall be required to (i) amend or terminate the Merger Agreement, (ii) extend the time for performance of any of the obligations of Parent or the Purchaser hereunder,
(iii) waive any condition or any of the Company's rights under the Merger Agreement or (iii) take any other action by the Company under the Merger Agreement.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts (a) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (b) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; and (iii) provide the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement, subject to the fiduciary obligations of the Company Board under applicable law as advised by independent counsel. Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. IF THE PURCHASER ACQUIRES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, THE PURCHASER WILL HAVE SUFFICIENT VOTING POWER TO APPROVE THE MERGER, EVEN IF NO OTHER STOCKHOLDERS VOTE IN FAVOR OF THE MERGER.

     The Merger Agreement provides that in the event that Parent, the Purchaser and any other subsidiaries of Parent acquire, in the aggregate, at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of Parent and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     Options. Effective as of the Effective Time, the Company must cause each outstanding employee or director stock option, which is exercisable for Shares and granted under the Company's 1996 Stock Option Plan for Non-Employee Directors, the Company's 1995 Stock Option Plan (as amended) and the Company's First Amended and Restated Incentive Stock Option Plan dated November 26, 1991 (collectively, the "Company Option Plans"), whether or not then exercisable or vested, to become fully exercisable and vested. Furthermore, the Company must cause each such stock option that is then outstanding, exercisable and vested to be cancelled and in consideration of such cancellation (except to the extent that Parent or the Purchaser and the holder of any such stock option otherwise agree), cause the Company (or, at Parent's option, the Purchaser) to pay to such holders of stock options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such stock option and (B) the number of Shares previously subject to the stock option immediately prior to its cancellation (such payment to be net of withholding taxes).

     Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or agreed to in writing by Parent, prior to the time the directors of the Purchaser constitute a majority of the Company Board (the "Board Appointment Date"), (a) the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries will use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners; (b) the Company will not, directly or indirectly, amend or propose to amend its charter or by-laws or similar organizational documents; (c) the Company will not, and will not permit its subsidiaries to, (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or that of its subsidiaries; (ii) redeem, purchase or otherwise acquire directly or indirectly any shares of the capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (iii) authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) or otherwise encumber any shares of capital stock of any class of the Company or of its subsidiaries or any securities convertible into or exchangeable for shares of capital stock of any class of the Company or of its subsidiaries (other than Shares issued upon the exercise of stock options outstanding on the date thereof in accordance with the Company option plans as in effect on the date thereof or Shares for which there are accrued payments on the date thereof in accordance with the Company's Employee Stock Purchase Plan as in effect on the date thereof) or (iv) split, combine or reclassify the outstanding capital stock of the Company or of any of its subsidiaries or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares in the capital stock of the Company or of any of its subsidiaries; (d) except for certain specified acquisitions, the Company will not, and it will not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (ii) any assets, outside of the ordinary course of business, that individually is in excess of $5 million or that in the aggregate are in excess of $10 million; (e) the Company will not, and it will not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any assets of the Company or of its subsidiaries other than (i) sales and dispositions of interests or rights with respect to property having an aggregate fair market value on the date of the Merger Agreement of less than $5 million, in each case only if in the ordinary course of business and consistent with past practice, or (ii) encumbrances and liens that are incurred in the ordinary course of business and consistent with past practice; (f) neither the Company nor any of its subsidiaries will: (i) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its executive officers or key employees, (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any its subsidiaries; (g) neither the Company nor any of its subsidiaries will: (i) modify, amend or terminate any of its or its subsidiaries' material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice, (ii) enter into any other agreements, commitments or contracts that are material to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice, or (iii) otherwise make any material change that is adverse to the Company (including by way of termination) in (A) any existing agreement, commitment or arrangement that is material to the Company and its subsidiaries taken as a whole or (B) the conduct of the business or operations of the Company and its subsidiaries; (h) other than in connection with certain specified acquisitions, neither the Company nor any of its subsidiaries will: (i) incur or assume any long-term debt or, except in the ordinary course of business in amounts consistent with past practice, incur or assume any short-term indebtedness; (ii) incur or modify any material indebtedness or other liability; (iii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or of any of its subsidiaries; (iv) enter into any "keep well" or other arrangement to maintain any financial condition of another person; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (vi) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company) or (vii) enter into any material commitment or transaction (including, but not limited to, any material capital expenditure or purchase or lease of assets or real estate other than the purchase of products for inventory and supplies in the ordinary course of business); (i) neither the Company nor any of its subsidiaries will change any of the accounting methods used by it unless required by GAAP; (j) neither the Company nor any of its subsidiaries will, without the prior written consent of Parent, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries; (k) neither the Company nor any of its subsidiaries will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A of the Merger Agreement or any of the conditions to the Merger set forth in Article VI of the Merger Agreement not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation; (l) neither the Company nor any of its subsidiaries will make any Tax election or settle or compromise any Tax liability or refund, except to the extent already provided in the Company's filings with the Commission; (m) neither the Company nor any of its subsidiaries will permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; (n) neither the Company nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) and (o) neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries or affiliates will (and the Company will use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that the Company and the Company Board may furnish information concerning the Company and its subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (i) such entity or group has, on an unsolicited basis, submitted a bona fide written proposal to the Company Board relating to any such transaction which the Company Board determines in good faith represents a superior transaction to the Offer and the Merger and which is not conditioned upon obtaining additional financing and (ii) in the opinion of the Company Board, only after receipt of advice from independent legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies the immediately foregoing clauses (i) and (ii) is referred to in the Merger Agreement as a "Superior Proposal"). The Company has agreed to immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Company in connection with such proposal, discussion negotiation or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

     The Company has agreed that neither the Company Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, except that prior to the time of acceptance for payment of Shares in the Offer, the Company Board may do any of the foregoing at any time after (A) the Company Board determines, after receipt of advice from outside legal counsel to the Company, that the failure to take such action would cause the Company Board to violate its fiduciary duties to the Company's stockholders under applicable law and (B) two business days following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Furthermore, the Company may not enter into an agreement with respect to a Superior Proposal unless the Company furnishes Parent with written notice not later than noon (New York time) one day in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated in the Merger Agreement on such adjusted terms. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it must concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Fee described below under "-- Termination; Fees."

     Termination; Fees. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company, (a) by mutual written consent of Parent and the Company; (b) by either the Company or Parent (i) if the Offer shall have expired without any Shares being purchased therein, provided, that such right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of Parent or the Purchaser to purchase the Shares prior to the expiration of the Offer; (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; (c) by the Company
(i) if, prior to the purchase of the Shares pursuant to the Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect, (ii) in connection with entering into a definitive agreement with respect to an Acquisition Proposal if the Company has complied with all of the provisions described above under "-- No Solicitation," including the notice provisions, and the Company pays the Termination Fee described hereinafter, (iii) if Parent or the Purchaser shall have terminated the Offer without Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto or (iv) if Parent, the Purchaser or any of their affiliates fail to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to clause (iii) or (iv) if the Company is in material breach of the Merger Agreement; (d) by Parent (i) if prior to the purchase of the Shares pursuant to the Offer, the Company Board (A) withdraws, or modifies or changes in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger, (B) approves or recommends an Acquisition Proposal, (C) executes an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent, the Purchaser or their affiliates or (D) resolves to do any of the foregoing,
(ii) if Parent or the Purchaser terminates the Offer without Parent or the Purchaser purchasing any Shares thereunder, provided that Parent or the Purchaser may not terminate the Merger Agreement pursuant to this clause (ii) if Parent or the Purchaser has failed to purchase the Shares in the Offer in violation of the material terms thereof or (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement, Parent, the Purchaser or any of their affiliates fail to commence the Offer on or prior to the fifth business day following the date of the initial public announcement of the Offer.

     In accordance with the Merger Agreement, if (x) the Company terminates the Merger Agreement pursuant to clause (c)(ii) of the immediately preceding paragraph, (y) Parent terminates the Merger Agreement pursuant to clause (d)(i) of the immediately preceding paragraph or (z) prior to the termination of the Merger Agreement, an Acquisition Proposal is made and within 12 months of such termination an Acquisition Proposal is consummated or the Company enters into an agreement with respect to, or approves or recommends, an Acquisition Proposal, then the Company has agreed to pay to Parent U.S. $10 million. In addition, if the Offer is terminated pursuant to the Parent Adverse Change Condition (as defined in Section 14), Parent will pay to the Company an amount equal to all out-of-pocket fees and expenses of the Company incurred in connection with the Merger Agreement and the Offer (including legal and investment banking fees and expenses) to a maximum of U.S. $1 million.

     Indemnification. Pursuant to the Merger Agreement, for six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) will indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries with respect to matters occurring at or prior to the Effective Time to the full extent permitted under Delaware law, the terms of the Company's charter, by-laws and indemnification agreements, each as in effect as of the date of the Merger Agreement.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, authority, financial statements, need for consents or approvals, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, excess parachute payments, compliance with laws, tax matters, insurance, litigation, title to properties, environmental matters, vote required to approve the Merger Agreement, undisclosed liabilities, information to be contained in the Proxy Statement, finders fees, the opinion of its financial advisor, and the absence of any material adverse change since December 31, 1996.

     With respect to the Rights Agreement, dated as of November 14, 1996, by and between the Company and Keybank, National Association, as Rights Agent (as amended and supplemented from time to time, the "Rights Agreement"), pursuant to which preferred stock purchase rights ("Rights") have been issued to holders of the Company's Common Stock, the Company has represented and warranted to Parent and the Purchaser that the Company Board has taken all necessary action so that
(i) the Rights will not be exercisable, trade separately or be otherwise affected by the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (ii) none of Parent and its affiliates will be deemed to be an "Acquiring Person" for purposes of the Rights Agreement and (iii) a "Distribution Date" (as defined in the Rights Agreement) will not occur by virtue of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. See Section 15.

     Pursuant to the Merger Agreement, Parent and the Purchaser have made substantially similar representations and warranties as to their organization, authority, need for consents or approvals and information to be contained in the Proxy Statement.

     The Stockholder Agreement. The following is a summary of the material terms of the Stockholder Agreement. This summary is not a complete description of the terms and conditions of the Stockholder Agreement and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholder Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8.

     Tender of Shares. In connection with the execution of the Merger Agreement, Parent and the Purchaser entered into a Stockholder Agreement with the Selling Stockholders. Upon the terms and subject to the conditions of such agreement, each of the Selling Stockholders has agreed to validly tender (and not withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the number of Shares owned beneficially by such Selling Stockholder (or a total of 1,126,990 Shares, representing approximately 15.5% of the outstanding Shares on a fully diluted basis). The Selling Stockholders have also consented to the treatment of the Company Options held by them as described under "The Merger Agreement -- Options" above.

     Stock Option. In order to induce Parent and the Purchaser to enter into the Merger Agreement, each of the Selling Stockholders has granted to Parent an irrevocable option (a "Stock Option") to purchase such Selling Stockholder's Shares (the "Option Shares") at an amount (the "Purchase Price") equal to the Offer Price. Pursuant to the Stockholder Agreement, if the Merger Agreement is terminated pursuant to Section 7.1(c)(ii) or 7.1(d)(i) thereof, the Stock Options will become exercisable, in whole but not in part, upon the first to occur of such event and remain exercisable in whole until the date which is 60 days after the date of the occurrence of such event (the "60 Day Period"), so long as: (i) all waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise, shall have expired or been waived, (ii) all other applicable consents of any governmental entity required for the purchase or sale of the Option Shares upon such exercise (if applicable) shall have been granted or otherwise satisfied, and (iii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental entity prohibiting the exercise of the Stock Options pursuant to the Stockholder Agreement. The Stockholder Agreement provides that if (i) all HSR Act waiting periods have not expired or been waived, (ii) all other applicable consents of any governmental entity required for the purchase or sale of the Option Shares (if applicable) shall not have been granted or otherwise satisfied, or (iii) or there shall be in effect any such injunction or order, in each case on the expiration of the 60 Day Period, the 60 Day Period shall be extended until 5 business days after the later of (A) the date of expiration or waiver of all HSR Act waiting periods, (B) the grant or other satisfaction of such required consents, and (C) the date of removal or lifting of such injunction or order; provided, however, that in no event will the Stock Option be exercisable after December 31, 1997; provided, further, that the Stock Option will terminate if any governmental entity issues an order, decree or ruling or takes any other action (which order, decree, ruling or other action the parties to the Stockholder Agreement will use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits Parent' s exercise of the Stock Option or the sale of the Option Shares to Parent by the Selling Stockholders.

     Make Whole. If Parent exercises the Stock Option, then, at Parent's election: (i) Parent will, at or prior to the time of payment in connection with any Superior Proposal, pay to the Stockholder a per Share amount (the "Alternative Payment") equal to the consideration paid to all stockholders of the Company in the Superior Proposal, less the Purchase Price per Share, plus any additional amount as may be necessary so that the aggregate consideration, after payment of all federal, state and local income taxes (the "Aggregate After Tax Consideration") received by the Stockholder in connection with the Alternative Payment is not less than the Aggregate After Tax Consideration that would have been received by the Stockholder as if it had been paid the consideration under the Superior Proposal) or (ii) prior to the Expiration Date, the Effective Date or the consummation date for the Superior Proposal, Parent shall rescind the exercise of the Stock Option and return the Stockholder's Shares to the Stockholder and the Stockholder, upon receipt of such Shares, shall repay the Purchase Price to the Parent and, provided that the Stockholder tenders its Shares to the Superior Proposal or votes its Shares in favor of the Superior Proposal, and the Stockholder actually receives the consideration paid in connection with the Superior Proposal (the "Superior Proposal Payment"), then at or prior to the time of the Superior Proposal Payment, Parent shall pay to the Stockholder any additional amount as may be necessary so that the Aggregate After Tax Consideration received by the Stockholder in connection with the Superior Proposal is not less than the Aggregate After Tax Consideration it would have received in connection with the Superior Proposal had Parent never exercised the Stock Option.

     Provisions Concerning the Shares. The Selling Stockholders have agreed that during the period commencing on the date of the Stockholder Agreement and continuing until the first to occur of the Effective

Time or the termination of the Merger Agreement in accordance with its terms, and in any event until no later than December 31, 1997, at any meeting of the Company's stockholders or in connection with any written consent of the Company's stockholders, the Selling Stockholders will vote (or cause to be voted) the Shares held of record or beneficially owned by each of such Selling
Stockholders: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholder Agreement and any actions required in furtherance thereof; and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Stockholder Agreement or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Offer or the Merger not being fulfilled. In addition, each of the Selling Stockholders has appointed, during the period commencing on the date of the Stockholder Agreement and continuing until the first to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms, and in any event no later than December 31, 1997, representatives of Parent as proxies to vote such Selling Stockholder's Shares or grant a consent or approval in respect of such Shares in favor of the various transactions contemplated by the Merger Agreement and against any Acquisition Proposal and for no other purpose. Each of the Selling Stockholders has also agreed not to transfer such Selling Stockholder's Shares and not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal.

     Other Covenants, Representations, Warranties. In connection with the Stockholder Agreement, the Selling Stockholders made certain customary representations and warranties, including with respect to (i) ownership of the Shares, (ii) the Selling Stockholder's authority to enter into and perform its or his obligations under the Stockholder Agreement, (iii) the absence of conflicts and requisite governmental consents and approvals, and (iv) the absence of encumbrances on and in respect of the Selling Stockholder's Shares. Parent and the Purchaser have made certain representations and warranties with respect to Parent and the Purchaser's authority to enter into the Stockholder Agreement and the absence of conflicts and requisite governmental consents and approvals.

     In the Stockholder Agreement, Parent agreed that, in the event that within three years following Parent's exercise of a Stock Option, Parent, the Purchaser or any of their subsidiaries acquires any additional Shares from, or pursuant to an offer made to all of the Company's stockholders, whether by merger, consolidation, tender offer of other similar transaction, the price paid per Share would be no less than the Purchase Price.

     13. SOURCE AND AMOUNT OF FUNDS. The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger, refinance certain existing indebtedness of the Company and of EHSI, pay the costs and expenses related to the Offer and the Merger and to provide for ongoing general corporate purposes after completion of the Offer and the Merger will be approximately $800 million. Parent and the Purchaser intend to obtain such funds by means of proceeds from borrowings from the Credit Facilities (as hereafter defined). The terms of the Credit Facilities have not yet been finalized and are still being negotiated. Moreover, the documentation evidencing the Credit Facilities has not yet been finalized. Accordingly, the description below of the Credit Facilities is preliminary and necessarily incomplete. In addition, the terms and provisions of the Credit Facilities, to the extend described, are subject to change if the terms of the Offer and Merger change. In any event, the ultimate financing instruments might contain certain terms that are more or less onerous than those currently contemplated.

     NationsBank, N.A. ("NationsBank") has delivered a bank commitment letter (the "Bank Commitment Letter"), pursuant to which NationsBank has committed to provide the Credit Facilities upon the terms and subject to the conditions set forth in the Bank Commitment Letter, and NationsBanc Capital Markets, Inc. ("NCMI") has committed to form a syndicate of financial institutions reasonably acceptable to EHSI (the "Lenders") for the Credit Facilities, upon the terms and subject to the conditions of the Bank Commitment Letter.

     The Bank Commitment Letter provides that the commitments of NationsBank and NCMI will terminate unless a Credit Agreement (as hereafter defined) is closed on or prior to December 31, 1997.

     EHSI has agreed to pay certain fees to NationsBank and NCMI for their own account and for the account of the Lenders payable as follows: (i) Letter of Credit Fees due quarterly in arrears to be shared proportionately by the Lenders, such fees to be equal to the applicable percentage margin in effect from time to time for LIBOR loans under the Revolving Credit Facility (as hereafter defined) on a per annum basis plus a facing fee of .125% per annum to be paid to NationsBank, as fronting bank, for its own account and (ii) a commitment fee of .375% per annum of the unused portion of the Revolving Credit Facility accruing upon the closing of the Revolving Credit Facility and payable thereafter quarterly in arrears, subject to certain performance pricing step-downs.

     The Credit Facilities will be provided pursuant to the terms and conditions of a Credit Agreement to be entered into by EHSI and NationsBank and NCMI (the "Credit Agreement").

     Pursuant to the Bank Commitment Letter, the Credit Facilities (the "Credit Facilities") are expected to consist of an aggregate principal amount of up to $800,000,000 as follows: (i) a $200 million revolving credit facility (the "Revolving Credit Facility") which will include a $50 million sublimit for the issuance of standby and commercial letters of credit and (ii) a $600 million term loan facility (the "Term Loan Facility") comprised of the following term loan tranches: (x) $200 million tranche A term loan (the "Tranche A Term Loan"),
(y) $200 million tranche B term loan (the "Tranche B Term Loan") and (z) $200 million tranche C bridge loan (the "Tranche C Bridge Loan").

     Concurrently with the consummation of the Offer and the Merger, NationsBank (on behalf of the Lenders) shall receive a first priority perfected security interest in all of the capital stock of EHSI, and each other domestic subsidiary of Holdings and each of the direct and indirect domestic subsidiaries of EHSI and 65% of the capital stock of each foreign subsidiary which is a direct subsidiary of Holdings and EHSI or any of their domestic subsidiaries (other than capital stock of Extendicare Holdings Limited), which capital stock shall not be subject to any other lien or encumbrance. The foregoing security shall ratably secure the Credit Facilities and any interest rate swap/foreign currency swap or similar arrangements with a Lender (or an affiliate of a Lender) under the Credit Facilities.

     In addition to the amortization set forth in the Bank Commitment Letter, the Credit Facilities will be prepaid by an amount equal to (a) 100% of the net cash proceeds of all assets sales by Holdings, EHSI or any subsidiary of EHSI (including stock of subsidiaries), subject to de minimis baskets and reinvestment provisions to be agreed upon; (b) 100% of the net cash proceeds from the issuance of any debt (excluding certain permitted debt) by Holdings, EHSI or any subsidiary; and (c) 100% of the net cash proceeds from the issuance of equity by Holdings, EHSI or any subsidiary. Prepayments shall be applied pro rata to reduce the Tranche A Term Loan and the Tranche B Term Loan and within each tranche pro rata with respect to each remaining installment of principal; provided, however, that (i) with respect to clause (a) above, any prepayment shall be applied pro rata across all facilities (with corresponding commitment reduction in the case of prepayments applied to the Revolving Credit Facility) and (ii) with respect to clause (b) above the net cash proceeds from certain subordinated debt shall be applied first to the Tranche C Bridge Loan. Holders of the Tranche B Term Loan may, so long as there is a principal balance outstanding with respect to the Tranche A Term Loan, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to repay Tranche B Term Loan above shall be used to prepay Tranche A Term Loan. In the event the Term Loan Facilities shall have been completely repaid, the mandatory payments described above shall be applied to permanently reduce the amount available under the Revolving Credit Facility.

     The Credit Facilities may be prepaid in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

     The Credit Facilities shall bear interest at a rate per annum equal to, at the option of EHSI, either (i) LIBOR or (ii) the Alternate Base Rate (defined as the higher of (a) the NationsBank prime rate and

(b) the Federal Funds rate plus 1.5%), in each case plus the following Applicable Margins (subject to certain performance pricing step-downs):

                                                                      LIBOR +      BASE RATE +
                                                                      -------      -----------
Revolving Credit Facility..........................................    1.75%          0.25%
Tranche A Term Loan................................................    1.75%          0.25%
Tranche B Term Loan................................................    2.00%          1.00%
Tranche C Bridge Loan..............................................    2.00%          1.00%

provided, that (A) the percentage margins for LIBOR loans and Alternate Base Rate loans outstanding under the Revolving Credit Facility and the Tranche A Term Loan will be subject to performance pricing adjustments, (B) there will be a one tier pricing adjustment of .25% available for the LIBOR loans outstanding under the Tranche B Loan upon EHSI obtaining a total leverage ratio to be agreed upon and (C) if, during the 180 day period following the closing of the Credit Facilities, any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the Credit Facilities, EHSI shall immediately reimburse NationsBank for any such costs, charges or fees. Such right of reimbursement to be in addition to and not in limitation of customary cost and yield protection.

     EHSI may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability. A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.

     The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 6 years from the closing of the Credit Facilities. The Tranche C Bridge Loan shall be due and payable in full sixty days from the closing of the Credit Facilities. The Tranche A Term Loan and the Tranche B Term Loan shall be subject to repayment according to the schedule of amortization set forth below, with the final payment of all amounts outstanding, plus accrued interests, being due 6 years from the closing of the Tranche A Term Loan and 7 years from the closing of the Tranche B Term Loan.

                                                                   TRANCHE A         TRANCHE B
                                                                  -----------      --------------
Loan year 1....................................................   $25 million        $2.0 million
Loan year 2....................................................   $30 million        $2.0 million
Loan year 3....................................................   $30 million        $2.0 million
Loan year 4....................................................   $35 million        $2.0 million
Loan year 5....................................................   $40 million        $2.0 million
Loan year 6....................................................   $40 million        $2.0 million
Loan year 7....................................................   $ 0 million      $188.0 million

     The Tranche B Term Loan and the Tranche C Bridge Loan will be available in a single borrowing at the closing of the Credit Facilities. The Tranche A Term Loan will be available in two advances. The first advance, to be made at the closing of the Credit Facilities, will be in an amount equal to the committed amount of the Tranche A Term Loan minus the sum of (i) the total cost (at $45 per share) of the shares of the Company that have not been tendered, and therefore will not be purchased, at the closing of the Offer and (ii) $110 million, representing the indebtedness of the Company to be refinanced at the time of the Merger (such sum being referred to as the "Holdback Amount"). The second advance under the Tranche A Term Loan shall be in an amount not to exceed the Holdback Amount and shall be available on the date of the Merger. The commitment for any portion of the Tranche A Term Loan not advanced on the date of such Merger will be cancelled.

     Loans under the Revolving Credit Facility may be made, and Letters of Credit may be issued subject to availability under the aggregate committed amount for the Revolving Credit Facility.

     The Credit Facilities will contain certain representations and warranties, certain negative and affirmative financial covenants, certain conditions and events of default which are customarily required for similar financings. Such covenants will include restrictions and limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt, capital expenditures, leases, incurrence of debt, liens, investments, transactions with affiliates, acquisitions, mergers, consolidations and asset sales. Furthermore, EHSI will be required to maintain compliance with certain financial covenants such as minimum net worth, a maximum leverage ratio, a maximum senior debt/EBITDAR ratio and a fixed charge coverage ratio.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (A) any applicable waiting period under the HSR Act has not expired or terminated, (B) the Minimum Condition has not been satisfied, (C) the Company, Parent and the Purchaser, as required, have not obtained all necessary material consents, approvals, orders, authorizations, registrations, declarations, permits or filings required to be obtained by it in connection with the Merger Agreement and the transactions contemplated thereby or (D) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

          (i) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (as defined in the Merger Agreement) against the Purchaser, Parent, the Company or any subsidiary of the Company
     (a) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (b) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, the Merger or pursuant to the Stockholder Agreements, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole,
     (c) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (d) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or (e) which otherwise is reasonably likely to have a material adverse affect on the Company and its subsidiaries, taken as a whole;

          (ii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (a) through (d) of paragraph (i) above;

          (iii) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, The Toronto Stock Exchange, the Montreal Exchange or in The Nasdaq Stock Market, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory), (c) a commencement of a war directly or indirectly involving the United States or Canada, (d) any limitation (whether or not mandatory) by any United States or Canadian governmental authority on the extension of credit generally by banks or other financial institutions, (e) any decline in either the Dow Jones Industrial Average or the Standard &

     Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on the date of the Merger Agreement,
     (f) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States or Canada to extend credit or syndicate loans or (g) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (iv) (a) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date, (b) the Company shall have failed to comply with its covenants and agreements under the Merger Agreement in all material respects or (c) there shall have occurred any events or changes which have had or will have a material adverse effect on the Company and its subsidiaries taken as a whole;

          (v) (a) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger Agreement or the Merger, or approved or recommended any Acquisition Proposal, (b) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.5(b) of the Merger Agreement or (c) the Company Board, upon request of the Purchaser, shall fail to reaffirm its recommendation of the Offer, the Merger Agreement or the Merger;

          (vi) the Merger Agreement shall have terminated in accordance with its terms; or

          (vii) there shall have occurred after the date of the Merger Agreement any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of EHSI and its subsidiaries (taken as a whole) and NationsBank or NCMI shall have declined to participate in the financing to be provided to EHSI as set forth in the Bank Commitment Letter;

which in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser or Parent concerning the events described in this Section 14 will be final and binding upon all parties.

     15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, based on a review of publicly available filings by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) except as described below, any notice to, filing with, approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. The Purchaser currently intends to seek such approval and provide such notices as are required by law. There can be no assurance that any such approval or action, where needed, will be obtained or will be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals are not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

     Antitrust Compliance.Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

     Parent, on behalf of the Purchaser, has made its required filings under the HSR Act and the applicable waiting period under the HSR Act with respect to the Offer is scheduled to expire at 11:59 p.m., New York City time, on Wednesday, October 15, 1997, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent, on behalf of the Purchaser, has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that such waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the Purchaser or the Company with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period may be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer must be extended pursuant to the Merger Agreement and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

     No separate HSR Act waiting period requirements with respect to the Stockholder Agreements will apply, so long as the 15-day waiting period expires or is terminated. Thus, all Shares may be acquired pursuant to the Offer, the Stockholder Agreements or both at the close of the 15-day waiting period or on the tenth calendar day after the date of substantial compliance with a request for additional information.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Parent, the Purchaser, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to the Purchaser relating to the businesses in which Parent, the Purchaser, the Company and their respective subsidiaries are engaged, the Purchaser believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     State Takeover Statutes. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. Since the Company Board, at a special meeting held on September 29, 1997, approved the Merger Agreement and the Stockholder Agreement and the transactions contemplated thereby, Section 203 is inapplicable to Parent and the Purchaser in connection with the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December, 1988, a Federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Except as otherwise described in this Offer to Purchase, the Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Ohio Control Bid Statute. Sections 1707.041, 1707.42, 1707.23 and 1707.26 of the Ohio Revised Code (collectively, the "Ohio Control Bid Statute") regulate tender offers. The Ohio Control Bid Statute applies to the purchase of or offer to purchase an equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than ten percent (10%) of any class of issued and outstanding equity securities of the Company (a "control bid"). A subject company includes an issuer, such as the Company, that (i) either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least one million dollars, and (ii) has more than one thousand beneficial or record equity security holders who reside in Ohio. A subject company, however, need not be incorporated in Ohio. Notwithstanding the definition of subject company contained in the Ohio Control Bid Statute, the Ohio Division of Securities (the "Ohio Division"), by rule or as adjudicatory proceeding, may make a determination that an issuer does not constitute a subject company if appropriate review of control bids involving the issuer is to be made by any regulatory authority of another jurisdiction. The Ohio Division has not adopted any rules under this provision.

     The Ohio Control Bid Statute prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division. In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offerer's filing with the Ohio Division and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division.

     Within three calendar days of such filing, the Ohio Division may by order summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division summarily suspends a control bid, it must schedule and hold a hearing within ten calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than sixteen calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Control Bid Statute has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid, or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the control bid by filing new or amended information pursuant to the Ohio Control Bid Statute.

     The Purchaser and Parent are not aware of any judicial decision with respect to the constitutionality of the Ohio Control Bid Statute since its amendment in April, 1990. Notwithstanding the holdings of TLX Acquisition, Tyson Foods and Grand Metropolitan, described above, Parent and the Purchaser have determined not to challenge the constitutionality of the Ohio Control Bid Statute at this time. Parent and the Purchaser have submitted documents required by the Ohio Control Bid Statute, including a copy of the Schedule 14D-1 relating to the Offer, to the Ohio Division. If the Ohio Division takes action under the Ohio Control Bid Statute, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of such statute in appropriate court proceedings. If the Ohio Division takes action under the Ohio Control Bid Statute, and the Purchaser determines not to challenge the validity or applicability of such statute, then the Purchaser may not be obligated to accept for payment or pay for Shares tendered pursuant to the Offer or may, among other things, terminate the Offer or amend the terms and conditions of the Offer. See Section 14.

     Appraisal Rights and Other Matters. No appraisal rights are available in connection with the Offer and the Merger. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Other Regulatory Approvals and Notices. The Purchaser is required to furnish advance written notice of its purchase of the Shares to state health regulatory agencies in certain of the states in which the Company does business. Among other things, it will be necessary for the Purchaser to file notice of the Transaction with the Florida Agency for Health Care Administration under Florida's certificate of need ("CON") law and a request for exemption from CON review with the Delaware Bureau of Health Policy. Also, notice of the Transaction and submission of a provider application package is required by the Florida Medicaid program, and a new licensure application may be required by the Ohio Board of Pharmacy. Certain other states have requested a description of the Transaction in order to determine whether relicensure or additional filings or approvals are necessary. In addition, the West Virginia Health Care Authority (the "Authority") views a transfer of stock ownership as a change of ownership subject to CON review. The Purchaser intends to submit a written request for a ruling of nonreviewability of the Transaction, along with financial and other information to demonstrate that the Transaction is financially feasible. There can be no assurance, however, that the Authority will conclude that the Transaction is not subject to further review by the Authority, or that the Purchaser will not be required to seek full CON review. In the event CON review is required, there can be no assurance that such review will not delay the Offer or that the Authority will approve the Transaction. The

Company is subject to other healthcare licensure and CON laws, and rules and regulations regarding change of ownership relating to the Medicare and Medicaid programs. Certain of these laws, rules and regulations may require additional notices to, filings with or consents or approvals of various federal, state and local regulators. There can be no assurance that any such consents or approvals, where needed, will be obtained or will be obtained prior to the Initial Expiration Date, if at all. If such consents and approvals are not obtained in a timely manner, the Purchaser may be obligated under the Merger Agreement to extend the Offer past the Initial Expiration Date. If such consents and approvals cannot be obtained, the Purchaser will have the right, in its sole discretion, to terminate the Offer.

     Rights Agreement. The Company is party to a Rights Agreement, pursuant to which the Rights have been issued to holders of the Company's Common Stock. The Rights become exercisable ten days after a public announcement that a person, other than an "Exempt Person" (as defined in the Rights Agreement), has acquired, or announces a tender or exchange offer which upon consummation thereof would result in such person acquiring, beneficial ownership of 15% or more of the Company's outstanding common stock. If a person acquires beneficial ownership of 15% or more of the Company's common stock (an "Acquiring Person"), each Right entitles the holder (other than the Acquiring Person) to purchase for $100 common stock of the Company worth $200. The Rights are redeemable by the Company Board at any time prior to the tenth day following the public announcement of the existence of an Acquiring Person. The Rights Plan may be amended, however, by the Company Board prior to the date a person becomes an Acquiring Person. The Company Board has amended the Rights Agreement to provide that Parent and the Purchaser are "Exempt Persons" under the Rights Agreement so that (i) the Rights will not be exercisable, trade separately or be otherwise affected by the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (ii) none of Parent and its affiliates will be deemed to be an "Acquiring Person" for purposes of the Rights Agreement and (iii) a "Distribution Date" (as defined in the Rights Agreement) will not occur by virtue of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. In addition, the Company has agreed to take any action reasonably requested by Parent to ensure and confirm that the Company, Parent and their respective affiliates will not have any obligations in connection with the Rights or the Rights Agreement in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

     16. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Bear Stearns is acting as Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to acquire the Company. Parent has agreed to pay Bear Stearns for its services a financial advisory fee of $2.35 million payable upon consummation of the purchase by Parent or the Purchaser of more than 50% of the Shares. Parent has also agreed to reimburse Bear Stearns (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify Bear Stearns and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Bear Stearns has rendered various investment banking and other advisory services to Parent and its affiliates in the past and is expected to continue to render such services, for which it may receive customary compensation from Parent and its affiliates.

     The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities law.

     In addition, IBJ Schroder Bank & Trust Company has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

     17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT, THE PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT, THE PURCHASER OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

     Parent and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (including exhibits) pursuant to Rule 14d-9 under the Exchange Act. Such statements and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                                           AHC ACQUISITION CORP.

OCTOBER 3, 1997

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     1. Directors and Executive Officers of Parent. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent.

     Unless otherwise indicated, each person identified below is employed by Parent. The principal address of Parent and, unless otherwise indicated below, the current business address for each individual listed below is 3000 Steeles Avenue East, Markham, Ontario, Canada L3R 9W2. Unless otherwise indicated, each such person is a citizen of Canada. Each of the directors listed below held the office or position last indicated as of five years ago.

    NAME, CURRENT POSITION
  WITH EXTENDICARE INC. AND                  PRINCIPAL OCCUPATION OR EMPLOYMENT;
   CURRENT BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
Richard Leslie Bertrand.......   Senior Vice-President of Extendicare Health Services, Inc.
Vice-President                   since July 1995; Senior Vice-President, Finance and Chief
                                 Financial Officer, Extendicare (Canada) Inc.; Executive of
                                 Extendicare Inc. since November 1992
Derek Hedley Longworth
Buntain.......................   President and Chief Executive Officer, Goodman & Company
Director                         (Bermuda) Limited (investment counsel) since March 1996;
                                 prior to March 1996; Director and Vice-Chairman of Targa
                                 International Corporation (international finance); prior to
                                 March 1993, Director and Chairman of Pythonic Trading
                                 Company Limited (export company)
Herbert Michael Burns.........   Corporate Director; prior to May 1994, Chairman, Crown Life;
Director, Deputy Chairman        prior to April 1992, President, Extendicare Inc.
Dr. Joy Durfee Calkin.........   Executive of Extendicare Inc. since August 1997; prior
Director, President and Chief    thereto, Vice- President (Academic) and Provost, Professor,
Executive Officer                Faculty of Nursing, The University of Calgary
J. Wesley Carter..............   Executive of Extendicare Inc. since December 1994; President
Chief Operating Officer          of Extendicare Health Services, Inc. since September 1997;
                                 President and Chief Executive Officer of Extendicare
                                 (Canada) Inc. since December 1994; prior thereto, Chairman,
                                 Manley Insurance Brokers Inc.
Sir Graham Day................   Counsel to Stewart McKelvey Stirling Scales (barristers and
Director                         solicitors); prior to September 1993, Chairman, PowerGen plc
                                 (electricity generation); prior to May 1993, Chairman,
                                 Cadbury Schweppes plc (soft drinks and confections)
George Stephen Dembroski......   Vice-Chairman, RBC Dominion Securities Limited (investment
Director                         dealer)
Stephen F. Dineley............   Executive of Extendicare Inc. since September 1997; prior
Vice-President and Chief         thereto, Partner, KPMG Chartered Accountants
Financial Officer
David Montgomery Dunlap.......   Chairman, G.F. Thompson Co. Ltd. (manufacturing); prior to
Director                         October 1994, President, G.F. Thompson Co. Ltd.
Elaine Elizabeth Everson......   Vice-President and Controller of Extendicare (Canada) Inc.
Controller                       since April 1994; Executive of Extendicare Inc.

    NAME, CURRENT POSITION
  WITH EXTENDICARE INC. AND                  PRINCIPAL OCCUPATION OR EMPLOYMENT;
   CURRENT BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
George Alfred Fierheller......   President, Four Halls Inc. (investment company) since
Director                         January 1997; prior thereto, Vice-Chairman, Rogers
                                 Communications Inc. (national communications); prior to
                                 April 1993, Chairman and Chief Executive Officer, Rogers
                                 Cantel Mobile Communications Inc. (mobile communications)
Dr. Seth Brian Goldsmith......   Professor, School of Public Health and Health Sciences,
Director                         University of Massachusetts; Chief Executive Officer of the
United States Citizen            Miami Jewish Home & Hospital for the Aged since September
                                 1996
David John Hennigar...........   Chairman of Extendicare Inc.; Chairman, National Sea
Director, Chairman               Products Limited (seafood products) since May 1995 (prior
                                 thereto, Vice Chairman); Chairman, Acadian Securities Inc.
                                 (investment dealer) since July 1994; Chairman, Annapolis
                                 Basin Group (real estate development and holding company);
                                 prior to May 1994, Vice-Chairman, Crown Life (life
                                 insurance); prior to December 1993, Atlantic Regional
                                 Director, Burns Fry Limited (investment dealer)
Michael John Langtry Kirby....   Senator of the Parliament of Canada; prior to January 1995,
Director                         Vice- President, Goldfarb Consultants (market research)
Len G. Koroneos...............   Executive of Extendicare Inc.
Vice-President and Treasurer
Frederick Bernard Ladly.......   Prior to January 1996, President and CEO, Extendicare Inc.;
Director, Deputy Chairman        Chairman, Extendicare (Canada) Inc. since December 1994;
                                 Vice-Chairman, Crown Life since May 1994; prior to December
                                 1994, President and CEO, Extendicare (Canada) Inc.
Alvin Gerald Libin............   President of Balmon Holdings Ltd., (investment company)
Director
James Thomas MacQuarrie,
Q.C...........................   Senior Partner, Stewart McKelvey Stirling Scales (barristers
Director                         and solicitors)
Derril Gordon McLeod, Q.C.....   Counsel, Pedersen, Norman, McLeod & Todd (barristers and
Director                         solicitors); Conflicts of Interest Commissioner,
                                 Saskatchewan Legislative Assembly; Saskatchewan Information
                                 and Privacy Commissioner; Chairman of Board of Ralph McKay
                                 Industries Inc. and Empire Plow Co. Inc.; Member of Senate
                                 University of Regina; prior to February 1993, Partner,
                                 Pedersen, Norman, McLeod & Todd
Melvin A. Rhinelander.........   Executive of Extendicare Inc. and Vice-President and
Senior Vice-President,           Secretary of Extendicare (Canada) Inc.
Corporate Services and
Secretary
Margaret Lynne Smith..........   Executive of Extendicare Inc.
Assistant Secretary
Barry Lloyd Stephens..........   Executive of Extendicare Inc.
Senior Vice-President, Finance

     2. Directors and Executive Officers of the Purchaser. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director/officer of the Purchaser. Unless otherwise indicated, each person identified below is employed by the Purchaser. The principal address of the Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is 3000

Steeles Avenue East, Markham, Ontario. Unless otherwise indicated, each such person is a citizen of Canada. Each such person is a director of the Purchaser.

    NAME, CURRENT POSITION
WITH AHC ACQUISITION CORP. AND               PRINCIPAL OCCUPATION OR EMPLOYMENT;
   CURRENT BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
Dr. Joy Durfee Calkin.........   President and Chief Executive Officer of Extendicare Inc.
Chairman                         since August 1997; prior thereto, Vice-President (Academic)
                                 and Provost, Professor, Faculty of Nursing, The University
                                 of Calgary
J. Wesley Carter..............   Chief Operating Officer of Extendicare Inc. since December
Chief Executive Officer          1994; President of Extendicare Health Services, Inc. since
                                 September 1997; President and Chief Executive Officer of
                                 Extendicare (Canada) Inc. since December 1994; prior
                                 thereto, Chairman, Manley Insurance Brokers Inc.
Stephen F. Dineley............   Executive of Extendicare Inc. since September 1997; prior
Vice-President and Chief         thereto, Partner, KPMG, Chartered Accountants
Financial Officer
Melvin A. Rhinelander.........   Senior Vice-President, Corporate Services and Secretary of
Vice-President and Secretary     Extendicare Inc. since September, 1997 (prior thereto,
                                 Vice-President of Extendicare Inc.) and Secretary of
                                 Extendicare (Canada) Inc.
Barry Lloyd Stephens..........   Executive of Extendicare Inc.
Vice-President

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                       IBJ SCHRODER BANK & TRUST COMPANY

                                   Facsimile Transmission                By Hand or
          By Mail:                      Copy Numbers:                Overnight Courier:
         P.O. Box 84                   (212) 858-2611                  1 State Street
    Bowling Green Station                                         New York, New York 10004
New York, New York 10274-0084                                    Attn: Reorganization Dept.
 Attn: Reorganization Dept.                                     Securities Processing Window
                                                                            SC-1

                        (For Eligible Institutions Only)

                              Confirm by Telephone

                                 (212) 858-2103

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                         MACKENZIE PARTNERS, INC. LOGO
                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         Call toll free 1-800-322-2885

                      The Dealer Manager for the Offer is:
                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                            New York, New York 10167
                         Call toll free 1-888-281-1220